UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

CONSTELLATION ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT FOR THE

CONSTELLATION ENERGY CORPORATION

2026 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 28, 2026

This Supplemental Information to the Proxy Statement, dated March 30, 2026 (this “Supplement”), supplements the Definitive Proxy Statement of Constellation Energy Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on March 19, 2026 (the “Proxy Statement”), relating to the 2026 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, April 28, 2026 at 8:00 a.m., Eastern Time, exclusively online via webcast at www.virtualshareholdermeeting.com/CEG2026.

This Supplement is being filed with the SEC and is being made available to the shareholders of the Company on or about March 30, 2026. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. To the extent the information in this Supplement differs from or updates information in the Proxy Statement, our shareholders should rely on the information contained in this Supplement. The Proxy Statement contains important additional information. This Supplement should only be read in conjunction with the Proxy Statement.

As described in our Current Report on Form 8-K filed with the SEC on March 26, 2026, Alan Armstrong, a director of the Company, resigned from the Board of Directors of the Company (the “Board”) and all committees thereof effective March 23, 2026.

Mr. Armstrong’s term as a director was scheduled to expire at the Annual Meeting. As a result of his resignation, Mr. Armstrong is no longer a nominee for election as a director at the Annual Meeting.

All nominees, other than Mr. Armstrong due to his resignation, named in the Proxy Statement continue to stand for re-election at the Annual Meeting, and the form of proxy card included with the Proxy Statement remains valid. However, any votes that are submitted for Mr. Armstrong will be disregarded. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein, other than votes with respect to Mr. Armstrong. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Mr. Armstrong’s name as nominee for election as a director.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.

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